Exhibit 99.1

Contact:
Steven H. Benrubi
(949) 699-3947

THE WET SEAL, INC. NAMES THOMAS R. HILLEBRANDT
INTERIM CHIEF FINANCIAL OFFICER

FOOTHILL RANCH, CA, November 20, 2014 (BUSINESS WIRE) - The Wet Seal, Inc. (Nasdaq: WTSL), a leading specialty retailer to young women, today announced that Thomas R. Hillebrandt will assume the role of Interim Chief Financial Officer, effective December 1, 2014, concurrent with the previously announced resignation of Steven H. Benrubi, the Company’s current Chief Financial Officer.

Ed Thomas, Chief Executive Officer, stated, “Tom is a strong leader with a solid background at the Company and we are excited that he has taken on the role of Interim CFO. He has worked closely with Steve for more than a year, and I am confident that this will be a seamless transition.”

Mr. Hillebrandt has served as Vice President and Corporate Controller at Wet Seal since September 2013. Previously, he served as Vice President of Finance/IT for The Territory Ahead, a multi-channel apparel retailer. Mr. Hillebrandt also previously served as Chief Financial Officer for Deckers Outdoor Corporation, Corporate Controller and Chief Accounting Officer of K2 Inc., and Chief Financial Officer of Fotoball USA, Inc. In addition, he served as Chief Financial Officer for several privately held internet and technology firms. Mr. Hillebrandt is a Certified Public Accountant and received an M.S. in Accounting from the University of Wisconsin.

About The Wet Seal, Inc.

The Wet Seal, Inc., a pioneer in fast fashion retailing, sells apparel, footwear and accessories designed for teen girls and young women of all sizes through retail stores nationwide, as well as an e-commerce website. As of November 1, 2014, the Company operated a total of 528 stores in 47 states and Puerto Rico and www.wetseal.com. For more company information, visit www.wetsealinc.com.

Safe Harbor

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company's intent, beliefs, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.